Exhibit 10.16
AMERISTAR CASINOS, INC.
PERFORMANCE SHARE UNIT AGREEMENT
(Form 99-7 12/07)

Name and Address of Award Holder:

Date of Grant:

Target No. of PSUs:

Performance Period:	January 1, 2008 through December 31, 2009

Performance Criteria 2/3 adjusted earnings per share (determined by Committee)
1/3 Overall Player Experience (third-party survey firm)

Vesting Dates: (for earned PSUs)	50% of earned PSUs vest on February 8, 2010
25% of earned PSUs vest on December 31, 2010

25% of earned PSUs vest on December 30, 2011
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December 15, 2007
[Employee name & address]
Dear [Employee name]:
     This letter agreement (the “Agreement”) sets forth the terms and conditions applicable to the Performance Share Units (“PSUs”) which have been granted to you by Ameristar Casinos, Inc., a Nevada corporation (the “Company”), pursuant to its Amended and Restated 1999 Stock Incentive Plan (the “Plan”). Your award is subject to the terms and conditions set forth in the Plan and this Agreement. Capitalized terms used in this Agreement and not defined shall have the respective meanings set forth in the Plan.
1. Grant of PSUs; Performance Period
     You have been granted a target number of ___ PSUs for the performance period January 1, 2008 through December 31, 2009 (the “Performance Period”). You have the opportunity to earn between zero and 200% of your target number of PSUs based on the extent to which the performance objectives set forth in Section 2 of this Agreement are achieved. In addition, you must remain employed by the Company or one of its subsidiaries until the applicable vesting date for the PSUs so earned in order to receive payment under the award. Each PSU represents the right to receive one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), on the applicable settlement date for the PSU. You do not need to pay any purchase price to receive the PSUs granted to you by this Agreement.
2. Performance Objectives; Calculation of Earned PSUs
     Your PSUs will be earned based on the achievement of the following performance objectives.
(a)	Earnings Per Share. The earnings per share (“EPS”) objective will be measured as the Company’s cumulative consolidated adjusted earnings per share, as such definition is determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”), for the full Performance Period. This definition and the specific EPS target and method of measuring achievement of this objective will be determined by the Committee not later than March 30, 2008 and communicated to you in an addendum to this Agreement promptly after they are determined.

(b)	Overall Player Experience. The Overall Player Experience objective will be measured as the average of the Company’s monthly Overall Player Experience Scores (Question 19 of the current JD Power and Associates survey) for the 24-month period ending December 31, 2009, as reported by JD Power and Associates or another third-party survey firm retained by the Company. The Company’s monthly Overall Player Experience Score is the average of each operating property’s Overall Player Experience Score for such month, weighted by the cumulative net revenue of each operating property for the 24-month period ending December 31, 2009 as a percentage of the Company’s cumulative consolidated net revenue for the 24-month period ending December 31, 2009. The specific target Overall Player Experience Score and method of measuring achievement of this objective will be determined by the Committee not later than March 30, 2008 and communicated to you in an addendum to this Agreement promptly after they are determined.
The number of PSUs earned will be calculated using the following payout scales:
EPS:

EPS
Performance as a	Percentage
Percentage of	of Target PSUs
Target	Earned

To be determined by Committee	To be determined by Committee

Overall Player Experience:

Percentage
Overall Player Experience	of Target PSUs
Score	Earned

To be determined by Committee	To be determined by Committee

The applicable percentage of PSUs earned will be determined separately for each of the two performance objectives and the percentages will then be averaged, giving double weight to the EPS objective, and rounding to the nearest one-hundredth (0.01) percentage point. The resulting percentage will then be applied to the target number of PSUs and the resulting number of PSUs will be rounded to the nearest whole share. By way of example, if your target number of PSUs was 5,000, actual EPS performance was 100% of target and the actual Overall Player Experience Score was 7.65, and assuming the Committee determines that an Overall Player Experience Score of 7.65 equates to 75% of target PSUs earned for this performance objective, the number of PSUs earned would be [100% + 100% + 75% of target PSUs] divided by 3, for total earned PSUs of 91.67% of target PSUs, or 4,584 PSUs. The PSUs earned under this Section 2 are subject to vesting as provided in Section 3.
3. Vesting and Settlement of PSUs; Delivery of Shares
     The PSUs you have earned pursuant to Section 2 will vest on the dates set forth below, provided that you are an employee of the Company or one of its subsidiaries on each such respective date. Your PSUs will be settled on, or within 30 days after, the date they vest. If your employment terminates for any reason before the applicable vesting date, any of your PSUs that have not previously vested will be forfeited.

Vesting Date	Percentage of Earned PSUs Vested	Cumulative Percentage of Earned PSUs Vested
February 8, 2010	50%	50%
December 31, 2010	25%	75%
December 30, 2011	25%	100%
     On the settlement date of a PSU, the Company will deliver to you one share of Common Stock for each of your PSUs being settled on such date. The Common Stock delivered upon the settlement of your PSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture.
4. Change in Control; Corporate Transaction
     In the event of a Change in Control, the portion of your PSUs described in this Section 4 that have not otherwise vested shall automatically accelerate so that all such PSUs shall, immediately upon the effective time of the Change in Control, become vested. In the event of a Corporate Transaction, the portion of your PSUs described in this Section 4 that have not otherwise vested shall automatically accelerate so that all such PSUs shall, immediately prior to the effective time of the Corporate Transaction, become vested. If the Change in Control or Corporate Transaction occurs before the number of PSUs earned under Section 2 has been determined, the number of PSUs that will accelerate under this Section 4 is your target number of PSUs. If the Change in Control or Corporate Transaction occurs after the number of PSUs earned under Section 2 has been determined, the number of PSUs that will accelerate under this Section 4 is the number of PSUs earned under Section 2.
     Your PSUs that vest under this Section 4 will be settled on or within 30 days after the vesting date under this Section 4.
5. Income Tax Withholding
     You must make arrangements satisfactory to the Company to satisfy any applicable federal, state or local tax withholding liability arising with respect to your PSUs at the time such liability arises. You can either make a cash payment to the Company of the required amount or you can elect to satisfy your withholding obligation by having the Company withhold from the shares of Common Stock deliverable upon settlement of your PSUs a number of shares of Common Stock (rounded to the nearest whole share) necessary to satisfy the minimum amount of your withholding obligation. If you fail to satisfy your withholding obligation in cash on or before the settlement date of your PSUs, the Company will withhold shares of Common Stock deliverable upon settlement of your PSUs toward satisfaction of your withholding obligation. In addition, to the extent permitted by applicable law, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.
6.	Other Provisions of PSUs
(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your PSUs prior to the time shares of Common Stock are delivered to you in settlement of the award.

(b)	Dividends. You will not be entitled to receive dividends or dividend equivalents with respect to your PSUs prior to the time shares of Common Stock are delivered to you in settlement of the award.

(c)	Transfer Restrictions. You may not sell, transfer, assign or pledge your PSUs or any rights under this award. Any attempt to do so will be null and void.

(d)	Death. In the event of your death after the vesting but prior to the settlement of your PSUs, any shares of Common Stock you are entitled to receive upon settlement of your PSUs will instead be delivered to your designated beneficiary or, if you have not designated a beneficiary, to the legal representative of your estate.
7. Adjustments to Your Award in Certain Events
     In the event of specified changes in the Company’s capital structure, the Committee is required to make appropriate adjustment in the number and kind of shares authorized by the Plan and the number and kind of shares covered by outstanding awards. This Agreement will continue to apply to your PSUs as so adjusted.
8. Regulatory Compliance
     The Company is not required to deliver Common Stock (including upon the vesting of PSUs) if such delivery would violate any applicable law or regulation or stock exchange requirement. If required by any federal or state securities law or regulation, the Company may impose restrictions on your ability to transfer shares received upon settlement of your PSUs.
9. Plan Terms
     In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall govern. All determinations and interpretations of the Plan and this Agreement made by the Committee shall be conclusive and binding on the parties hereto and their successors and assigns.
10. Stockholder Approval
     This Agreement is subject to stockholder approval of certain provisions of the Plan relating to performance goals and PSUs. The Company intends to submit such provisions for stockholder approval at the Company’s next meeting of stockholders.

11. Method of Acceptance
     By accepting the PSUs, you shall be deemed to have agreed to and accepted all the terms and conditions of this Agreement and the Plan, without the necessity of your signing this Agreement. You acknowledge and agree that the acceptance of the PSUs constitutes satisfaction in full of any and all pre-existing understandings or commitments between the Company and you relating to your right to acquire equity securities of the Company.
     EXECUTED as of the Date of Grant.

AMERISTAR CASINOS, INC.
By: